UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                       Pursuant to Section 13 OR 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) December 12, 2005

                          CanWest Petroleum Corporation
             (Exact name of registrant as specified in its charter)

         Colorado                      0-27659                  None
         --------                      -------                  ----
(State or other jurisdiction         (Commission            (IRS Employer
       of incorporation)             File Number)        Identification No.)


206 - 475 Howe Street, Vancouver, British Columbia, Canada            V6C 2B3
-----------------------------------------------------------           -------
          (Address of principal executive offices)                  (Zip Code)

        Registrant's telephone number, including area code (604) 685-8355
                                                           --------------

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

      On November 25, 2005, the Company entered into a Financing Agreement with Oilsands Quest Inc. ("OQI"), a subsidiary of the Company, whereby the Company will purchase additional shares from OQI for $13,025,000 ($15,000,000 CND), which will increase its interest in OQI to 68.48%. Prior to January 31, 2006, the Company may elect to purchase further equity in OQI as to 406 units at a cost of $6 (CND) per unit which will further increase its interest in OQI to 69.20%. At that time the Company will also hold 1,250,000 warrants to purchase an additional 1,250,000 common shares of OQI which if exercised, the Company will own a 71.2% equity interest in OQI, on a non-diluted basis. OQI has agreed that the Company will nominate a third OQI Board Member of what will then become a five person Board of Directors. OQI will us the proceeds from the Financing Agreement to fund its next Phase Two drilling program of approximately 125 core holes on its Firebag East lands.

      On December 12, 2005, the Company entered into a Purchase Agreement with Dynamic Power Hedge Fund ("Dynamic Power"), whereby Dynamic Power will tender to the Company 571,428 shares of OQI plus 572,428 share purchase warrants exercisable at $2 (CND) currently held by Dynamic Power. As consideration for the OQI shares and warrants, the Company will pay Dynamic Power $5,714,280 (CND) plus 1,500,000 share purchase warrants to purchase 1,500,000 shares of the Company's common stock.

Item 3.02 Unregistered Sales of Equity Securities.

      Effective November 30, 2005 the Company agreed to issue 3.2 million common shares, with piggyback registration rights, to financial advisors of the Company, consideration for services rendered under their respective consulting agreement. The shares will be earned evenly over the six months ended May 2006. The shares were issued pursuant to Section 4(2) of the Securities Act.

      On December 7, 2005 the Company issued the following shares of common stock pursuant to the conversion of 7% convertible debentures convertible at $0.60 per share:

         JM Investors                  100,487

The shares were issued in reliance on the exemption from registration contained in Section (3)(a)(9) of the Act.

      On December 12, 2005, the Company closed on the issuance of 15,068,000 units at $1.50 per unit, for gross proceeds of $22,602,000. Each unit consists of one share of common stock and one warrant. Every two warrants entitle the holder to purchase one share of the Company's common stock at an exercise price of $2.00 per share. The warrants are exercisable for two years. The units were issued in reliance on the exemptions found in Sections 4(2), Regulation S and Regulation D under the Securities Act of 1933 (the "Act"), and the offering was to accredited investors only. Finders fees of 6% cash on the cash proceeds, plus 6% in warrants based on total units sold, were issued in connection with the transaction. The warrants issued as the finders fee are exercisable to purchase one share of common stock at an exercise price of $1.75 per share of the Company's common stock.

      On December 12, 2005, the Company issued 461,309 common shares to Alpha Capital, AG pursuant to the exercise of an equal number of warrants, with an expiry date June 9, 2007, at $0.55 per share. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Act.

      On December 12, 2005 the Company issued the following shares of common stock pursuant to the conversion of 7% convertible debentures convertible at $0.60 per share:

         Platinum Partners             283,543

The shares were issued in reliance on the exemption from registration contained in Section (3)(a)(9) of the Act.

      On December 12, 2005, the Company issued 300,000 common shares to Monarch Capital Fund pursuant to the exercise of an equal number of warrants at $1.50 per share. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Act.

      On December 13, 2005, the Company issued 210,678 common shares to Viscount Investment Ltd. in settlement of the dispute regarding Viscount's Finders Fee agreement with the Company. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Act.

      On December 14, 2005, the Company issued 143,834 common shares to Alpha Capital, AG pursuant to the exercise of an equal number of warrants with an expiry date June 9, 2007, at $0.55 per share. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Act.

      On December 15, 2005 the Company issued 200,000 common shares to Alpha Capital, AG pursuant to a private placement. The shares were issued in reliance on the exemption from registration contained in Section 4(2) of the Act.

      On December 19, 2005 the Company issued the following shares of common stock pursuant to the conversion of $167,444 of 7% convertible debentures convertible at $0.60 per share:

         Platinum Partners             279,073

The shares were issued in reliance on the exemption from registration contained in Section (3)(a)(9) of the Act.

Item 8.01 Other Events and Regulation FD Disclosure

Effective December 13, 2005, the Company issued a press release, which is attached hereto.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

99.1          Press Release dated December 13, 2005.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        CanWest Petroleum Corporation
                                                 (Registrant)

Date: December 19, 2005                   /s/ Thornton J. Donaldson
                                          -------------------------
                                         Name: Thornton J. Donaldson
                                         Title: President